Consent of Independent Registered Public Accounting Firm

Emerald Oil, Inc. (formerly Voyager Oil & Gas, Inc.)

Denver, Colorado

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-166402, 333-172210, 333-181551 and 333-184430) and Form S-8 (Nos. 333-179630 and 333-185224) of Emerald Oil, Inc. (formerly Voyager Oil & Gas, Inc.) of our report dated August 3, 2012, relating to the consolidated financial statements of Emerald Oil, Inc. appearing in Emerald Oil, Inc.’s (formerly Voyager Oil & Gas, Inc.) current report on Form 8-K/A filed on February 1, 2013.

/s/ BDO USA, LLP

Houston, Texas

February 1, 2013